Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2022

SECOND QUARTER FINANCIAL RESULTS

● Second quarter sales up 23.3% year-over-year
● Six-month backlog of $98.9 million at December 31, 2021, was the highest level since August 2019
● Management remains optimistic recovery is underway as order rates and demand improve

RACINE, WISCONSIN — February 2, 2022 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2022 second quarter and first half ended December 31, 2021.

Sales for the fiscal 2022 second quarter were $59.9 million, compared to $48.6 million for the same period last year. The 23.3% increase in fiscal 2022 second quarter net sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The positive impact of improving market conditions has been partially offset by significant global supply chain challenges, which limited sales growth in the quarter. Foreign currency exchange had a $1.0 million negative impact on fiscal 2022 second quarter sales and a $0.5 million negative impact on fiscal 2022 year-to-date sales. Year-to-date sales increased 13.6% to $107.7 million, compared to $94.7 million for the fiscal 2021 first half.

John H. Batten, President and Chief Executive Officer, commented: “Demand strengthened across many of our global markets during the fiscal 2022 second quarter, and we believe recent trends indicate sustained sales growth will continue this fiscal year. We were not immune from unprecedented global supply chain challenges and higher raw material costs, which impacted second quarter shipments and gross margin. We expect gross margin and overall profitability will improve throughout the remainder of fiscal 2022, as we proactively manage expenses and prudently increase selling prices to offset tight raw material supply conditions.”

“Our six-month backlog at December 31, 2021, was $98.9 million, compared to $86.1 million at September 24, 2021, and $70.3 million at June 30, 2021. Strong orders and demand trends across many of our global markets drove a 15% increase in our six-month backlog over the past three months to the highest level since August 2019. We are also experiencing increased aftermarket sales to North America pressure pumping customers. We are optimistic that recent aftermarket orders, combined with higher oil and gas prices will support a growing investment cycle over the coming quarters for new pressure pumping rigs in North America. In addition, with a robust inventory position of finished pressure pumping transmission systems, we believe we are well positioned to capitalize on expected improvements in the oil and gas industry. As a result, we continue to believe fiscal 2022 will be a good year of profitable growth for Twin Disc.”

Gross profit percent for the fiscal 2022 second quarter was 22.5%, compared to 18.3% for the same period last year. The 420-basis point year-over-year increase in gross profit margin percentage, was primarily due to higher sales and a more favorable product mix, which was partially offset by higher expenses related to global supply chain challenges and increased material costs. The fiscal 2022 first quarter gross profit benefited from domestic and international COVID-19 relief programs that did not continue in the fiscal 2022 second quarter. Year-to-date, gross margin was 25.0% compared to 19.6% for the fiscal 2021 first half.

For the fiscal 2022 second quarter, marketing, engineering and administrative (ME&A) expenses increased by $1.9 million to $15.3 million, compared to $13.4 million for the fiscal 2021 second quarter. The 14.3% increase in ME&A expenses in the quarter was primarily due to increases to domestic salaries and benefits ($0.7 million), the accrual for the global bonus program ($0.7 million), professional fees ($0.4 million), marketing activities ($0.2 million) and other net spending increases of $0.6 million. These increases were partially offset by a Dutch COVID relief subsidy recorded in the quarter, which reduced ME&A expense by $0.7 million. As a percent of revenues, ME&A expenses improved to 25.5% for the fiscal 2022 second quarter, compared to 27.5% for the same period last fiscal year. Year-to-date, ME&A expenses were $28.4 million, compared to $25.8 million for the fiscal 2021 first half. As a percent of revenues, ME&A expenses were 26.3% for the fiscal 2022 first half, compared to 27.2% for the same period last fiscal year.

The Company incurred restructuring charges of approximately $1.2 million during the first half of fiscal 2022, primarily associated with the final negotiated settlement related to the Belgian restructuring program announced in June 2021. The total cost of this program is now estimated at $3.3 million, and the Company anticipates annual pre-tax savings of approximately $1.6 million upon completion of this program. The Company continues to focus on actively managing its cost structure and reducing fixed costs in light of the ongoing market challenges.

During the fiscal 2022 first quarter, Twin Disc completed a sale leaseback of its Rolla production facility for net proceeds of $9.1 million, which resulted in a gain of $2.9 million and was recorded in other operating income.

For the fiscal 2022 second quarter and first half, Twin Disc recorded other income of $0.5 million and $0.1 million, respectively, primarily attributable to translation losses related to Euro denominated liabilities. For the fiscal 2021 second quarter and first half, Twin Disc recorded other expense of $1.7 million and $2.9 million, respectively, also attributable to translation losses related to Euro denominated liabilities.

For the six months ended December 31, 2021, and December 25, 2020, the Company’s effective income tax rate was -131.0% and 30.3%, respectively. The current year rate was impacted by the fact that the domestic entity recognized a full valuation allowance in the fourth quarter of fiscal 2021, resulting in no tax benefits being recognized for current domestic losses.

Net loss attributable to Twin Disc for the fiscal 2022 second quarter was $(3.8 million), or $(0.29) per share, compared to a net loss attributable to Twin Disc of $(4.3 million), or $(0.33) per share, for the fiscal 2021 second quarter. Year-to-date, the net loss attributable to Twin Disc was $(1.9 million), or $(0.14) per share, compared to a net loss attributable to Twin Disc of $(8.3 million), or $(0.63) per share for the fiscal 2021 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were a loss of $(0.2 million) for the fiscal 2022 second quarter, compared to a loss of $(3.6 million) for the fiscal 2021 second quarter. For the fiscal 2022 first half, EBITDA was $5.2 million, compared to a loss of $(5.2 million) for the fiscal 2021 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We repatriated approximately $8.9 million in cash from Switzerland associated with the fiscal 2022 first quarter sale leaseback of our Rolla facility, which we used to pay down long-term debt. As a result, total debt was $25.3 million at December 31, 2021, compared to $31.9 million at September 24, 2021, and $41.8 million at December 25, 2020. With strengthening order rates, we believe we are well positioned to reduce inventory levels and convert more of our balance sheet to cash in the coming quarters. We expect to allocate capital to initiatives focused on reducing debt and modernizing our operations, and we plan to invest $7 million to $10 million in capital expenditures during fiscal 2022.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on February 2, 2022. To participate in the conference call, please dial 877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time February 2, 2022, until midnight February 9, 2022. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 13725735.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 31, 2021	December 25, 2020	December 31, 2021	December 25, 2020

Net sales	$59,889	$48,557	$107,650	$94,737
Cost of goods sold	46,407	39,679	80,721	76,156
Gross profit	13,482	8,878	26,929	18,581

Marketing, engineering and administrative expenses	15,267	13,361	28,357	25,805
Restructuring expenses	1,190	120	1,238	525
Other operating loss (income)	45	-	(2,894)	-
(Loss) income from operations	(3,020)	(4,603)	228	(7,749)
Interest expense	574	590	1,104	1,163
Other (income) expense, net	(466)	1,724	(110)	2,872
Loss before income taxes and noncontrolling interest	(3,128)	(6,917)	(766)	(11,784)
Income tax expense (benefit)	622	(2,637)	1,004	(3,567)

Net loss	(3,750)	(4,280)	(1,770)	(8,217)
Less: Net earnings attributable to noncontrolling interest, net of tax	(86)	(33)	(144)	(75)
Net loss attributable to Twin Disc	$(3,836)	$(4,313)	$(1,914)	$(8,292)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.29)	$(0.33)	$(0.14)	$(0.63)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.29)	$(0.33)	$(0.14)	$(0.63)

Weighted average shares outstanding data:
Basic	13,296	13,255	13,288	13,227
Diluted	13,296	13,255	13,288	13,227

Comprehensive (loss) income:
Net loss	$(3,750)	$(4,280)	$(1,770)	$(8,217)
Benefit plan adjustments, net of taxes of ($115), $177, $2, and $353, respectively	623	555	1,007	1,108
Foreign currency translation adjustment	(1,701)	4,899	(3,639)	8,511
Unrealized gain on cash flow hedge, net of income taxes of ($63), $32, $0, and $55, respectively	735	104	939	179
Comprehensive (loss) income	(4,093)	1,278	(3,463)	1,581
Less: Comprehensive income attributable to noncontrolling interest	(61)	(45)	(197)	(99)
Comprehensive (loss) income attributable to Twin Disc	$(4,154)	$1,233	$(3,660)	$1,482

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Two Quarters Ended
	December 31, 2021	December 25, 2020	December 31, 2021	December 25, 2020
Net loss attributable to Twin Disc	$(3,836)	$(4,313)	$(1,914)	$(8,292)
Interest expense	574	590	1,104	1,163
Income taxes	622	(2,637)	1,004	(3,567)
Depreciation and amortization	2,461	2,765	5,011	5,523
(Loss) earnings before interest, taxes, depreciation and amortization	$(179)	$(3,595)	$5,205	$(5,173)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 31,	June 30,
	2021	2021
ASSETS
Current assets:
Cash	$11,123	$12,340
Trade accounts receivable, net	34,022	39,491
Inventories	123,928	114,967
Assets held for sale	3,318	9,539
Prepaid expenses	5,879	5,704
Other	8,200	9,926

Total current assets	186,470	191,967

Property, plant and equipment, net	43,155	45,463
Right-of-use assets operating leases	13,795	14,736
Intangible assets, net	15,209	17,480
Deferred income taxes	2,629	2,511
Other assets	3,300	3,256

TOTAL ASSETS	$264,558	$275,413

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	31,234	31,011
Accrued liabilities	47,302	45,549

Total current liabilities	80,536	78,560

Long-term debt	23,255	30,085
Lease obligations	11,905	12,887
Accrued retirement benefits	10,501	11,176
Deferred income taxes	4,254	5,045
Other long-term liabilities	6,176	7,000

Total liabilities	136,627	144,753

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	41,591	40,972
Retained earnings	125,020	126,936
Accumulated other comprehensive loss	(24,359)	(22,615)
	142,252	145,293
Less treasury stock, at cost ( 974,557 and 985,686 shares, respectively)	14,968	15,083

Total Twin Disc shareholders' equity	127,284	130,210

Noncontrolling interest	647	450
Total equity	127,931	130,660

TOTAL LIABILITIES AND EQUITY	$264,558	$275,413

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Two Quarters Ended
	December 31, 2021	December 25, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,770)	$(8,217)
Adjustments to reconcile net loss to net cash (used) provided by operating activities, net of acquired assets:
Depreciation and amortization	5,011	5,523
Gain on sale of assets	(2,939)	-
Restructuring expenses	(111)	22
Provision for deferred income taxes	(1,156)	(7,122)
Stock compensation expense and other non-cash charges, net	1,848	1,317
Net change in operating assets and liabilities	(1,932)	11,254

Net cash (used) provided by operating activities	(1,049)	2,777

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of fixed assets	(1,750)	(2,788)
Proceeds from sale of fixed assets	9,152	48
Proceeds on note receivable	500	600
Other, net	140	(17)

Net cash provided (used) by investing activities	8,042	(2,157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan agreement	51,410	34,241
Repayments of revolver loans	(55,552)	(36,276)
Repayments of long-term debt	(2,541)	(261)
Payments of withholding taxes on stock compensation	(487)	(224)

Net cash used by financing activities	(7,170)	(2,520)

Effect of exchange rate changes on cash	(1,040)	3,050

Net change in cash	(1,217)	1,150

Cash:
Beginning of period	12,340	10,688

End of period	$11,123	$11,838

####